 April 2016  Meta Financial Group, Inc.Subordinated Notes OfferingInvestor PresentationAugust 2016  Free Writing ProspectusDated August 8, 2016Filed pursuant to Rule 433Registration Number 333-212269

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Forward Looking Statements  *  Meta Financial Group, Inc. (the “Company”) has filed a shelf registration statement (File No. 333-212269) (including base prospectus), and related preliminary prospectus supplement dated August 8, 2016, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, any related applicable preliminary prospectus supplement and any other documents that the Company has filed with the SEC, including any such documents incorporated by reference therein, for more information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the related preliminary prospectus supplement if you request it by calling Sandler O’Neill + Partners, L.P. toll-free at 866-805-4128. This presentation does not purport to contain all of the information that may be relevant or material to a prospective investor’s investment decision.  In all cases, interested parties should conduct their own investigation and analysis of the Company and its subsidiaries.  The information in this presentation should be considered together with all information included, or incorporated by reference, in the registration statement, including the risk factors.Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense. The securities of the Company contemplated hereby are not savings accounts, deposits or other obligations of MetaBank, the Company’s bank subsidiary, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.The Company and its wholly-owned subsidiary, MetaBank® (the “Bank” or “MetaBank”), may from time to time make written or oral “forward-looking statements,” including statements contained in this investor presentation, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders and in other communications by the Company and the Bank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or Meta Payment Systems® (“MPS”), a division of the Bank; credit quality and adequacy of reserves; technology; and the Company's employees. Actual results may differ materially from those contained in the forward-looking statements contained herein. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development of, and acceptance of new products and services offered by the Company, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry, our relationship with our primary regulators, the Office of the Comptroller of the Currency (“OCC”) and the Federal Reserve, as well as the Federal Deposit Insurance Corporation (“FDIC”), which insures the Bank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving the MPS division; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by the Bank of its status as a well-capitalized institution, particularly in light of our deposit base, a substantial portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at managing and collecting assets of borrowers in default.The foregoing list of factors is not exclusive. Additional discussions of factors affecting the Company’s business and prospects are reflected under the headings “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, and other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statement, whether written or oral, that may be made, from time to time, by or on behalf of the Company or its subsidiaries, except as required by law.Except where information is provided as of a specified date, the information contained in this presentation speaks as of the date of this presentation.  You should not assume that the information in this presentation is accurate or complete at any date other than the date of this presentation

 Terms of the Proposed Offering  *  Issuer  Security  Principal Amount  Structure  Term  Use of Proceeds  Rating  Covenants  Redemption  Underwriter  Meta Financial Group, Inc. (Nasdaq: CASH)  Subordinated Notes (Holding Company Level)  $60 million  Fixed-to-Floating Rate Subordinated Notes due 2026  10 Years (Non-Call 5 years)  General corporate purposes, potential acquisitions and investments in the Bank as regulatory capital to support growth  KBRA: BBB (Subordinated Debt)  Consistent with regulatory requirements for Tier 2 Capital  At issuer’s option beginning in 2021 at 100% of par plus accrued and unpaid interest  Sandler O’Neill + Partners, L.P.

 Investment Highlights  *  Proven Leadership TeamConsistent and Well-Diversified Non-Interest Income StreamsA Leader in Issuance of Prepaid Debit Cards with Major Barriers to EntryStrong Capital and Liquidity PositionStable, Low-cost, Long Duration Deposit Funding AdvantageHigh Quality and Diversified Earning Asset Growth

Who We Are


META FINANCIAL GROUP, INC
METABANK
BANKING
PAYMENTS
RETAIL BANK
AFS/IBEX*
META PAYMENT SYSTEMS*
REFUND ADVANTAGE*

*A division of MetaBank

Banking

Growing community bank in regions with strong economies

- Retail Operations based in Iowa and South Dakota

Strong and high quality commercial and agricultural loan growth

AFS/IBEX (premium financing) asset acquisition completed in December 2014

- Platform for nationwide expansion
- High quality; strong and accelerating loan growth

Payments

A top prepaid card issuer in U.S.

- Robust non-interest bearing deposit growth
- "Annuity"-like stream of fee income
- New partners being added and existing partners expanding

New product introductions in 2016 and under development for future years

Refund Advantage® (tax product solutions) acquisition completed in September 2015

5

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Meta Financial Group Highlights  Net Income (3QFY16 vs 3QFY15)Strong quarterly earnings for 3QFY16; Net Income $8.9MMYear-over-year growth of 91%Earnings ProfileSizable and rapidly growing non-interest incomeOpportunity for NIM expansion in current and higher rate environmentRevenue from business development and new agreements lags 9-12 months behind implementation costs; potential coiled spring effect to future earningsStrong asset qualityNPAs are a small fraction of bank industry average at 0.07% of total assets¹Successfully integrated Refund Advantage® tax payments businessContributed $19.6MM of revenue in 2QFY16 (tax seasonality) with $3.4MM of revenue carryover into 3QFY16Expenses spread throughout full year  1Meta NPA/Assets as of 6/30/16, all other bank NPA/Assets as of 3/31/16Fiscal year ends September 30  This is text, not page number  *

Fiscal Q3 2016 Highlights

Meta Financial Group

Financial Highlights:

- $43.7MM in revenue compared to $30.1MM in Q3 2015
  - 45% growth driven by $23.1MM in Tax Product revenue for the 2015 tax season
- Net income of $8.9MM versus $4.6MM in Q3 2015
  - Diluted EPS of $1.04 versus $0.66 in Q3 2015
- Total average assets grew 31% from Q3 2015 to $3.1BN
- Total average deposits grew 28% from Q3 2015
  - Cost of funds of 13 bps
  - Low cost deposits with long average life (approximately seven years)
- Non-performing assets declined to 0.07% of assets or approximately $2.2MM
- Company's capital ratios remained strong through Q3 2016
  - Tier 1 Leverage ratio: 8.6%
  - Common Equity Tier 1 Ratio: 17.8%
  - Tier 1 Risk-Based Capital ratio: 18.4%
  - Total Risk-Based Capital ratio: 18.9%

Strategic Highlight:

- Meta Payment Systems ("MPS") entered into a new multi-year agreement with Blackhawk Networks for marketing, processing, and servicing of financial products issued by MetaBank

Fiscal year ends September 30

7

Meta Senior Management

Meta Financial Group

J. TYLER HAAHR

Chairman and Chief Executive Officer

Tyler Haahr has been with Meta Financial Group since 1997. Previously, he was a partner with the law firm of Lewis and Roca LLP, Phoenix, Arizona. Tyler received his B.S. degree in Accounting with honors at the University of South Dakota in Vermillion, SD, and he graduated with honors from the Georgetown University Law Center, Washington, D.C.

BRAD HANSON

President

Brad Hanson founded Meta Payment Systems in 2004. He has more than 20 years of experience in financial services, including numerous banking, card industry and technology-related capacities. During his career, Brad has played a significant role in the development of the prepaid card industry. Brad graduated from the University of South Dakota in Vermillion, SD with a degree in Economics.

GLEN HERRICK

Chief Financial Officer

Glen Herrick joined Meta in 2013 after previously serving in various finance, treasury, and risk management roles at Wells Fargo, including as CFO of Wells Fargo's student loan division. Glen received his B.S. degree in Engineering Management from the United States Military Academy at West Point, N.Y. and MBA from the University of South Dakota. He also graduated from the Stonier Graduate School of Banking.

CINDY SMITH

Head of Technology and Operations

Cindy Smith joined Meta in 2015 with 25+ years of industry experience, including serving as EVP & Director of Client Contact Services/Channel Management and as EVP & Director of BankCard Product and Services at Zions Bancorporation. In 2008, she was named by *American Banker* as one of the "Top 25 Most Powerful Women in Banking". Cindy has a MBA from Lansbridge University and a Masters in Management from the American Graduate School of Management.

8

Banking – Retail Bank

Retail Bank

Regional Community Bank

- Growing, profitable operations
- Attractive combination of commercial, agricultural, retail and national insurance premium lending
- Low-cost deposit base gives Bank competitive advantage on terms to attract high quality credits

Expect continued robust loan growth over the next twelve months

Our plan is to continue high credit standards resulting in low non-performing assets

60+
Years in Business

10
Branch locations in Iowa and South Dakota

28%
Net Loan Growth LTM


BUENA VISTA ABSTRACT
MORTGAGE COMPANY
REAL ESTATE
218
216

The original Storm Lake Savings and Loan bank, 1954



9

Banking – AFS/IBEX

Meta Financial Group

AFS/IBEX

Loans to commercial businesses to fund their property, casualty, and liability insurance premiums

- Short duration assets
- Higher yields than alternative investments, particularly for the term
- Loans generally priced as a spread to Prime, reset higher if Prime moves higher
- Significant collateralization on most loans minimizes credit risk
- AFS net loan growth 54%, YoY

9-10
Month Terms, typically

Scalable platform should support anticipated robust national growth

- Continuous additions of seasoned sales executives
- Recent hiring of SVP of Sales with over 30 years in the premium finance industry and an additional seasoned sales executive

54%
Net Loan Growth LTM

Diversifies the Bank's assets and earnings and efficiently deploys capital into higher earning assets

Building franchise value

- Competitive advantage utilizing the low cost of funds, further magnified in a rising rate environment

AFS IBEX
A division of MetaBank®

10

Payments - Refund Advantage®

Meta Financial Group

Refund Advantage®

- Asset acquisition completed 4QFY15
- Offers tax refund-transfer (RTs) solutions through ACH direct deposit, check, and prepaid card
  - Meta does not make refund anticipation loans
- Growth enhanced by new credit-advance product
- Processed a record number of RTs for Refund Advantage in 2QFY16
- On track to process a record number of RTs for Refund Advantage over the entire 2016 tax season
- Future opportunities for further growth, expense reduction, and new products for the 2017 tax season

$23.1
Million; Tax Product Revenues FY YTD

>10
Thousand; Tax Preparer Offices (EROs)

>1
Million; Refund Transfers (RTs)

Refund Advantage®
A division of MetaBank®

11

Payments - Meta Payment Systems (MPS)

Meta Financial Group

Overview

Prepaid card industry leader with payments diversification

Continuing to grow "annuity"-like stream of fee income

Adjacent and complementary new product introduction

- Refund Advantage® – Tax channel
  - Additional MPS distribution
- FasterMoney
- New credit products

Competitive advantage with strong systems and infrastructure, and regulatory requirements cause high barriers to entry

36%
Fee Income Growth, YoY

29%
Deposit Growth, YoY (qtr. avg.)

Highlights

Growing existing relationships

- Netspend
- Money Network
- Blackhawk
- Global Cash

New relationships driving accelerating growth, with a strong pipeline

- InComm
- Unirush
- Store Financial
- Hyperwallet Systems
- Berkley Payment Solutions
- Univision

meta®

12

Our Infrastructure Helps Widen Our Protective "Moat"

Meta Financial Group

Early adopter of sophisticated compliance systems

Investments in Meta Payment Systems program design, training and technology

- Implemented enhanced BSA/AML technology
- Enhanced infrastructure supports growth
- Prior investments allow more focus on growing current business and new development opportunities with expected improving efficiencies

High competitive barriers to enter prepaid Industry = wide "moat"

- Expertise, capital, compliance
- Operational infrastructure
- High start-up costs
- At the present time, banks over $10B in assets have a Durbin-related disadvantage

13

Strategic Goals and Drivers

Meta Financial Group

Optimize synergies: Banking and Payments

- Strong loan growth in local markets and AFS/IBEX
- Continue to improve upon earning asset mix
- Low cost deposits with long average life (approximately seven years) feed increasingly diverse asset mix
- Unlock value of non-interest bearing deposit base; rising rates should increase yields while funding costs remain low
- MBS portfolio yields expected to increase if rates rise

Leverage Meta Payment Systems leadership in payments industry

- Increasing market share organically and with new partners
- Expanded tax payments presence via Refund Advantage acquisition
- Emergent leader in "virtual cards" for electronic settlements
- Sponsors approximately 65% of U.S. "white label" Automated Teller Machines
- Multiple patents with more pending

Bank entrance into specialty lending

- AFS/IBEX acquisition in December 2014
  - Hired additional experienced executive and sales professionals for AFS/IBEX in fiscal 2015 and 2016
- We believe ClearBalance partnership may provide a loan portfolio of up to $100MM in receivables over the next two years with limited credit risk.
  - Rates adjusted on a annual basis based on a Prime + formula
  - Hospitals are underwritten and provide credit guarantee

14

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Capital Management  *  Equity capital enhancement history$26.1 million and $11.7 million private placements supporting Refund Advantage acquisition and other growth in 2015-162014-15 At-the-Market (ATM) net proceeds of $25.4 million to support growth$61.0 million in 2012-13 via private placements and ATM offeringInstitutional investor base has shown continued supportGoal: Maintain strong capital ratiosCommon Equity Tier 1 capital > 8%Risk-based >15%Prudent capital management, flexibility to source future needsJune 2016 assigned a BBB+ for the Company’s senior unsecured debt and BBB for the Company’s subordinated debt by Kroll Bond Rating Agency (KBRA)  Regulatory Capital RatiosAt June 30, 2016¹  Overview  MB  MFG  MFG  MFG  MFG  MB  MB  MB  Minimum Requirement to be Well Capitalized under Prompt Corrective Action (PCA) Provisions  ¹Amounts estimated

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Ample Balance Sheet Liquidity  *  Meta Financial Group, Inc.As of June 30, 2016($MM)  Meta Financial Group, Inc.As of June 30, 2016($MM)  Cash & Equivalents  $36.8  Securities (AFS)  863.5   Total Cash and Securities  $900.3  Unused FHLB Capacity  472.1  FRB Discount Window Capacity1  193.5  Overnight Correspondent Bank Line Capacity  N/A  Other Correspondent   N/A   Total Borrowing Capacity  $665.6   Total Cash, Securities, and Borrowing Capacity  $1,565.9      Loans / Deposits  39%  Meta Financial Group, Inc.Average* of June 30, 2016($MM)  Meta Financial Group, Inc.Average* of June 30, 2016($MM)  Cash & Equivalents  $36.8  Securities (AFS)  863.5   Total Cash and Securities  $900.3  Unused FHLB Capacity*  550.9  FRB Discount Window Capacity1  193.5  Overnight Correspondent Bank Line Capacity  N/A  Other Correspondent   N/A   Total Borrowing Capacity  $744.4   Total Cash, Securities, and Borrowing Capacity  $1,644.7      Loans* / Deposits*  37%  *Monthly Average Used  1 Based on management estimates

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Deposits and Cost of Funds  *  Deposits* ($MM)  Cost of Funds  0.13%Cost of Funds in 3Q16  Low Cost of Funds  *Fiscal Quarter Average

Interest Rate Risk Management

Meta Financial Group

Positively leveraged for higher rate environment

Other Comprehensive Income volatile relative to peers

- We believe GAAP understates balance sheet true value, particularly low-cost deposits

Expect continued, increasing Net Interest Margin (NIM)

- Continued robust loan growth at retail bank and AFS/IBEX improves earning asset mix
- NIM up 27 basis points, YoY
- Premium Finance (AFS/IBEX) loan yields should adjust higher if rates rise as loans are generally priced at Prime plus a spread
- Growing Premium Finance loan portfolio increases duration flexibility and thus provides increased yields in the securities portfolio
- Increased value of non-interest bearing deposits and long average life, despite "brokered deposit" categorization

Reinvestment opportunity promotes NIM expansion in an up-rate environment

- Cash flow from securities and loans and growing MPS deposits deployed at higher rates
- MBS portfolio yields expected to increase with only nominal extension if rates rise
- Value of deposit base unlocked if rates rise
- $51.3 million of net unrealized gains in the securities portfolio, excluding Business Equalization Plan assets, at June 30, 2016

18

Appendix  *

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  *  Earning Asset Mix & Net Interest Margin  *Fiscal Quarter Average  41bpsNIM Expansion  86bps10 Year Treasury Yield Declined (Qtr Average)  Mortgage-Backed Securities  Investment Securities  Loans  Earning Asset Mix*  96%Cumulative Investment Securities growth since 3Q14  82%Cumulative Loan growth since 3Q14  6%Cumulative Mortgage-Backed Securities growth since 3Q14

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Assets – Earning Asset Mix  *  Total Assets* ($MM)  Total Investments* ($MM)  Mortgage-Backed Securities  Municipal Securities  Other Securities  23.5%Asset Compound Annual Growth Rate (CAGR)  *Fiscal Quarter Average

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Loan Portfolio* ($MM)  Total Gross Loans  *  *Fiscal Quarter Average  Loan Composition*At June 30, 2016

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Non-Performing Assets  *  Non-Performing Assets ($MM)  % of Total Assets  Strong Asset Quality  0.07%NPAs as a percentage of total assets at 6/30/16.

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Earnings Power While Growing Equity  *

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Interest Coverage and Double Leverage  *  Double leverage ratio assumes 100% of gross proceeds downstreamed to the bank as equityInterest coverage assumes 6.00% rate on subordinated debt for illustrative purposes only and does not reflect the actual or expected pricing

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Income Statement  *  ¹ Includes $11.4MM gain on sale of GNMA securities² Includes $2.5MM gain on sale of securities³ Includes $(1.9)MM loss on sale of securities, $(1.5)MM merger expense, $(1.4)MM amortization expense and $1.3MM ins. claim reimbursements and recoveries, less applicable taxes⁴ Includes $0.1MM gain on sale of securities, $(0.7)MM acquisition related expense, and $0.4MM ins. claim reimbursements, less applicable taxes5 Includes $(0.1)MM loss on sale of securities, $0.4MM legal reserve reversal and $(1.2)MM amortization expense, less applicable taxes

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Balance Sheet  *  Meta Financial Group($MM)   Fiscal Quarter Average  Fiscal Quarter Average  Fiscal Quarter Average  Fiscal Quarter Average  Fiscal Quarter Average    Fiscal Quarter Average  Fiscal Quarter Average  Fiscal Quarter Average  Meta Financial Group($MM)   4Q11  4Q12  4Q13  4Q14  4Q15    3Q15  3Q16  % Change  Cash And Cash Equivalents  132  106  74   100  81    79   23  -70.9%  Investments and MBS   615   999  1,177  1,320   1,534     1,517   2,027  33.6%  Loans Receivable, Net  315   330  364   485  684    635  819   29.1%  Other Assets  65   62   99   97   148     117   199  69.7%   Assets  $ 1,127   $ 1,496   $ 1,713   $ 2,002   $ 2,447     $ 2,348   $ 3,068   30.7%  Total Deposits  970  1,275   1,405   1,542  1,820     1,804   2,305   27.8%  Other Liabilities  78   112   172   290   400     329  443   34.7%  Shareholders' Equity  79   109   136   171   226     215  319   48.8%   Liabilities and Equity  $ 1,127   $ 1,496   $ 1,713   $ 2,002   $ 2,447     $ 2,348   $ 3,068   30.7%

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Interest Rate Sensitivity – What We Believe  *  We believe static interest rate risk results do not accurately reflect Meta’s true interest rate sensitivity due to our unique and historically predictable deposit baseDue to historically predictable weekly, monthly, and yearly deposit volatility, static IRR results can be significantly skewedWe believe utilizing quarterly average balances for deposits and borrowings, with cash as the offset, provides a more accurate view of the Company’s IRR positionUnderstanding our historically predictable cyclicality is necessary to interpret interest rate risk resultsMPS-related non-interest bearing deposit value will be unlocked if interest rates riseSignificant noninterest deposit growth also gives more net income upside that is not reflected in IRR analysis

 Red:36Green: 48Blue: 98  Red: 28Green: 75Blue: 144  Red: 70Green: 137 Blue: 201  Red: 29Green: 169 Blue: 160  Red: 217Green: 230 Blue: 243  Industry Recognition  *  Top 50 of ACH originators in 2015Top 30 of ACH receivers in 2015  #44 “More double-digit goodness” (June 2015) based on average ROE over the past three years  #48 “Top 200 Community Banks and Thrifts” (June 2015) Top 1% based on three year ROE  Added to Russell 2000 Index (RTY) in June 2013  Top 100 in ABA Banking Journal’s annual Performance Ranking for $1B-$10B banks (2014)  Second largest prepaid card issuer in the U.S. ranked by purchase volume (2015)  #1 Top Growth Bank (May 2016)